FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 11, 2009

PINPOINT RECOVERY SOLUTIONS CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-146970	26-2214000
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4300 W. Cypress Street, Suite 370, Tampa, Florida	33607
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 879-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Andrew Scott, Chairman of the Board Director and Vice President in Charge of Corporate Development of the Company, resigned his position as Chairman at the Company’s regularly scheduled Board of Directors meeting on February 11, 2009.

Kevin Cappock, the Chief Executive Officer of the Company, was unanimously elected by the Board of Directors to be the Chairman of the Board, effective immediately.

Kevin Cappock is Chief Executive Officer, President and a director of Pinpoint. He served since 2002 as SALT's Chief Executive Officer and President.  Mr. Cappock has over 17 years of experience in the payroll and unemployment tax consulting area.  Mr. Cappock co-founded S.A.L.T. Consultants, Inc., in 1994.  Prior to 1994, Mr. Cappock was with KPMG and Ernst & Young, LLP.  He has a BS in Accounting from Penn State University.  Mr. Cappock is a recognized industry expert in payroll and unemployment taxes and has given numerous speeches across the nation.  Mr. Cappock is 40 years.

Mr. Scott continues to be a Director and employed by the Company as Vice President in Charge of Corporate Development, and his primary responsibilities continue to be the expansion of the Company’s business through development of strategic alliances, joint ventures and the successful execution of the Company’s internal marketing and sales efforts. Mr. Scott’s decision to resign the Chairman’s role was based on his desire to focus his energies on the successful implementation of the internal marketing and sales effort.  Mr. Scott’s resignation as Chairman was accepted by the Company’s Board of Directors at the scheduled Board of Directors’ meeting on February 11, 2009.  Mr. Scott is 40 years of age, has served as the Company’s Chairman since its inception in December, 2006, and has more than fifteen years experience in the financial services industry. Mr. Scott has been involved in research and investment banking at various companies.  Mr. Scott has specialized in business, industrial, financial and healthcare services. Mr. Scott graduated from Pace University with a BBA in Accounting and also possesses a Minor in Mathematics.

Jon Leslie, the Chief Financial Officer of the Company, was confirmed by the Board of Directors to be a Director of the Company and has entered into an employment contract to remain the Chief Financial Officer.  Mr. Leslie is 57 years old and has served as the Company’s CFO since November, 2007.  Mr. Leslie has 29 years of financial experience in private and public companies, including leverage buyout companies.  Mr. Leslie earned a BS from the University of Notre Dame and an MBA in Finance from Indiana University.

Mr. Leslie was granted 50,000 shares of the Company’s stock for his acceptance to be a director of the Company.  The stock will vest over two years with 25,000 shares vesting on February 11, 2010 and the remaining 25,000 shares vesting on February 11, 2010.

In addition, the Company and Mr. Leslie have agreed to an employment contract for his continuing service as the Chief Financial Officer of the Company.  Mr. Leslie has been an at-will employee for the Company, earning an annual salary of $100,000.  Based on his new contract, Mr. Leslie will receive an annual salary of $140,000 effective February 1, 2009.  He will be eligible for appropriate and comparable benefits offered to the Company’s employees.  In addition, he will receive a grant of an additional 50,000 shares of the company stock, which shall vest over two years, 25,000 which will vest on the first anniversary of his employment contract and 25,000 shares which will vest on the second anniversary of his contract.  In addition, Mr. Leslie will be paid a signing incentive of $10,000 by the Company to enter into this contract.  (Contract is attached as Exhibit 99.1.)

There is no family relationship between Mr. Cappock, Mr. Scott, Mr. Leslie and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

The Company has a Prommissory Note outstanding of approximately $1.8 Million dollars with Neucorp, a company in which Mr. Cappack holds a majority interest.  This Promissory Note was entered into in relation to the acquisition of SALT Payroll Consultants by Pinpoint Recovery Solutions Corp. in June, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 13, 2009

PINPOINT RECOVERY SOLUTIONS CORP. By: /s/ Jon D. Leslie
Name: Jon D. Leslie
Title: Chief Financial Officer